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                                                                     EXHIBIT (A)

                 CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICERS
                      AND SENIOR FINANCIAL OFFICERS OF THE
                         HANSBERGER INSTITUIONAL SERIES

I.      Introduction

        The reputation and integrity of each mutual fund in the Hansberger Institutional Series Family of Funds (individually, the "Fund") are valuable assets that are vital to the Fund's success. The Fund's principal executive officers and senior financial officers (collectively, "Senior Officers") are responsible for conducting the Fund's business in a manner that demonstrates a commitment to the highest standards of integrity. The Fund's Senior Officers include the principal executive officers, the principal financial officer, comptroller or principal accounting officer, and any person who performs a similar function.

        The Sarbanes-Oxley Act of 2002 (the "Act") effected sweeping corporate disclosure and financial reporting reform on public companies, including registered investment companies, to address corporate malfeasance and assure investors that the companies in which they invest are accurately and completely disclosing financial information. Under the Act, all companies (including investment companies such as the Fund) must either have a code of ethics for their Senior Officers, or disclose why they do not. The Act was intended to foster corporate environments that encourage employees to question and report unethical and potentially illegal business practices. The Fund has chosen to adopt this Senior Officers' Code of Ethics (the "Code") to encourage its Senior Officers to act in a manner consistent with the highest principles of ethical conduct.

II.     Purposes of the Code

        The purposes of this Code are to promote:

        . Honest and ethical conduct by the Fund's Senior Officers, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

        . Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Fund files with, or submits to, the U.S. Securities and Exchange Commission ("SEC") and in other public communications the Fund makes;

        . Fund compliance with applicable governmental laws, rules and regulations;

        . The prompt internal reporting to an appropriate person identified in the Code of violations of this Code; and

        .       Accountability for adherence to this Code.

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III.    Questions about this Code

        The Fund's Board of Trustees has designated its compliance officer appointed pursuant to its Rule 17j-1 Code of Ethics to serve as Compliance Officer for the implementation and administration of the Code as shown on Schedule A. You should direct your questions about this Code to the Compliance Officer.

IV.     Conduct Guidelines

        The Fund has adopted the following guidelines under which the Fund's Senior Officers must perform their official duties and conduct the business affairs of the Fund.

        1. Ethical and honest conduct is of paramount importance. The Fund's Senior Officers must act with honesty and integrity and avoid violations of this Code, including the avoidance of actual or apparent conflicts of interest with the Fund in personal and professional relationships.

        2. Senior Officers must disclose material transactions or relationships. The Fund's Senior Officers must disclose to the Compliance Officer any actual or apparent conflicts of interest the Senior Officer may have with the Fund that reasonably could be expected to give rise to any violations of this Code. Such conflicts of interest may arise as a result of material transactions or business or personal relationships to which the Senior Officer may be a party. If it is not possible to disclose the matter to the Compliance Officer, it should be disclosed to the Fund's Chief Financial Officer, Chief Executive Officer or another appropriate person. In addition to disclosing any actual or apparent conflicts of interest in which a Senior Officer is personally involved, the Fund's Senior Officers have an obligation to report any other actual or apparent conflicts that they discover or of which they otherwise become aware.

        3. Standards for quality of information shared with Fund service providers. The Fund's Senior Officers must at all times seek to provide information to the Fund's service providers (adviser, administrator, outside auditor, outside counsel, custodian, etc.) that is accurate, complete, objective, relevant, timely, and understandable.

        4. Standards for quality of information included in periodic reports. The Fund's Senior Officers must at all times endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Fund's periodic reports.

        5. Compliance with laws. The Fund's Senior Officers must comply with the federal securities laws and other laws and rules applicable to the Funds, such as the U.S. Internal Revenue Code of 1986, as amended.

        6. Standard of care. The Fund's Senior Officers must at all times act in good faith and with due care, competence, and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated. The Fund's

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                Senior Officers must conduct the affairs of the Fund in a
                responsible manner, consistent with this Code.

        7. Confidentiality of information. The Fund's Senior Officers must respect and protect the confidentiality of information acquired in the course of their professional duties, except when authorized by the Fund to disclose it or where disclosure is otherwise legally mandated. The Fund's Senior Officers may not use confidential information acquired in the course of their work for personal advantage.

        8. Sharing of information and educational standards. The Fund's Senior Officers should share information with relevant parties to keep them informed of the business affairs of the Fund, as appropriate, and maintain skills important and relevant to the Fund's needs.

        9. Promote ethical conduct. The Fund's Senior Officers should at all times proactively promote ethical behavior among peers in their work environment.

        10. Standards for recordkeeping. The Fund's Senior Officers must at all times endeavor to ensure that the Fund's books and records are thoroughly and accurately maintained to the best of their knowledge in a manner consistent with applicable laws and this Code.

V.      Waivers of this Code

        A Senior Officer may request a waiver of a provision of this Code by submitting his or her request in writing to the Compliance Officer for appropriate review. Waivers may only be granted by the Audit Committee (or a designated Audit Committee member) upon the recommendation of the Compliance Officer. All waivers of this Code must be disclosed to the Fund's shareholders to the extent required by SEC rules.

VI.     Annual Certification

        The Fund's Senior Officers will be asked to certify on an annual basis that each is in full compliance with this Code. To the extent necessary, the Fund's Compliance Officer will provide guidance on the conduct required by this Code and the manner in which violations or suspected violations must be reported and waivers must be requested.

VII.    Reporting Violations

        In the event that a Senior Officer discovers or, in good faith, suspects a violation of this Code, the Senior Officer must immediately report the violation or suspected violation to the Compliance Officer. The Compliance Officer may, in his or her discretion, consult with another member of Fund senior management or the Board in determining how to address the suspected violation. If the Compliance Officer determines that a violation of the Code has occurred, the violation must be reported to the Audit Committee (or a designated Audit Committee member).

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If the Audit Committee (or its designee) concurs that a violation has occurred, the violation must be reported to the Board of Directors, which will consider and determine appropriate action. When the Fund's service providers perform substantially all of the work relating to the preparation of the Fund's financial statements and administration of the day-to-day operations of the Fund, the Fund's Senior Officers should make reasonable efforts to monitor the conduct of the service providers for actions that may be illegal, could be viewed as dishonest or unethical, or otherwise inconsistent with this Code. In the event that a Senior Officer discovers or, in good faith, suspects that a Fund service provider may have committed such an action, the Senior Officer must report the action to the Compliance Officer - even if the service provider has its own code of ethics for its Senior Officers or employees. Senior Officers and others, including service providers and their employees, who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated as confidential to the extent possible.

VIII.   Violations of the Code

        Dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code, regardless of whether this Code specifically refers to such particular conduct. A violation of this Code may result in disciplinary action, up to and including removal as a Senior Officer of the Fund. A variety of laws apply to the Fund and its operations, including the U.S. Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended (the "1940 Act"), state laws relating to duties owed by Fund officers, and criminal laws. The Fund will report any suspected criminal violations to the appropriate authorities, and will investigate, address, and report, as appropriate, non-criminal violations. Violations of other Fund codes, policies or procedures, including the Fund's Amended Code of Ethics adopted pursuant to Rule 17j-1 of the 1940 Act, may constitute a violation of this Code to the extent that such violation was the result of dishonest or unethical conduct, but, in the absence of such dishonest or unethical conduct, will not necessarily constitute a violation of this Code.

Adopted: July 22, 2003

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                                   Schedule A

The compliance officer appointed pursuant to the Fund's Rule 17j-1 Code of Ethics is:

        Kimberley A. Scott

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